AMENDMENT 2001-1

                              BECKMAN COULTER, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN


     WHEREAS, Beckman Coulter, Inc. (the "Company") maintains the Beckman Coulter, Inc. Executive Deferred Compensation Plan (as amended and restated effective as of September 1, 1998) (the "Plan"); and

     WHEREAS, the Company has the right to amend the Plan and the Company desires to amend the Plan to reflect the availability of "catch-up" contributions to the Company's Savings Plan;

     NOW, THEREFORE, the Plan is amended, effective as of January 1, 2002, as follows:

               1.     Section 3.1(h) is amended to read as follows:

               "(h) EMERGENCY CESSATION OF DEFERRALS. Notwithstanding anything else contained herein to the contrary, a Participant may discontinue his or her Salary and Bonus deferrals under the Plan at any time, provided that the Participant also ceases to make any before-tax deferrals, after-tax contributions, and if applicable, catch-up contributions under the 401(k) Plan and the Beckman Coulter, Inc. Executive Restoration Plan. Such discontinuance of deferrals, after-tax contributions and catch-up contributions, will remain in effect for the remainder of the current Plan Year and the following Plan Year."